UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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KOHL’S CORPORATION

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THE FOLLOWING IS A TRANSCRIPT OF A VIDEO OF MICHELLE GASS SENT TO ASSOCIATES ON APRIL 13, 2022:

April On Purpose

Michelle Gass Transcript

Hi team. I hope everyone is doing well. I want to once again thank all of you for your ongoing commitment to Kohl’s, how you serve our customers every day, and everything you are doing in helping us build an exciting future ahead.

I want to take a few minutes today to speak to you about some of the things that are going on with Kohl’s, both of which I have talked to you about before, and where there has been quite a bit of news of late. These are two discreet, yet connected issues that we’re currently navigating.

The first is an activist campaign that will culminate in a shareholder vote on May 11. The second, which is somewhat amplified by the activist, is an evaluation of what we call, expressions of interest – or potential bidders – who are exploring the opportunity to buy Kohl’s, which may involve taking us from a public company to a private company.

Before we get into the details of all of this, let me just make one thing really clear – we are a very healthy company.

We have a great strategy in place, we just posted record results for 2021, and we are in the midst of scaling one of the biggest and most transformational initiatives that this company has ever had, with Sephora.

That said, I want to acknowledge that there’s a lot of speculative news about Kohl’s right now – and you and your teams likely have questions. So I want to spend a little bit of time talking to you about all of this today.

First, let me start with the activist campaign or what we sometimes refer to as the proxy contest. We have an activist investor named Macellum who owns just under 5% of the company. For those of you who don’t know what an activist investor is, they are generally investors that seek or intend to effect change in a company to drive shareholder value based on ideas they believe will do this, which a company may or may not agree with. In our case, Macellum sees a lot of value in our company and believes that value is not being fully appreciated by the public market. Over the last year, Macellum has presented a number of beliefs and ideas that they have shared publicly. While I won’t get into all of this detail, one recent topic that they are pushing for is the sale of Kohl’s – which I’ll get to in a moment.

The way an activist investor can largely influence change is by getting seats on a company’s Board. It’s important to remind you that activist investors are somewhat common in public companies. Most often, the Company and the activist investor settle before a shareholder vote. We did this last year with Macellum, and the settlement resulted in three new board members being added to our board. They’re independent directors and they have been––alongside the rest of the board––instrumental in guiding and supporting the management team in executing the strategies of our company.

When a company doesn’t settle with an Activist investor, this results in both the company and the activist presenting their proposed directors to be voted on by shareholders at the annual meeting. Macellum has nominated ten directors, which is what we call a control slate, up against our 13 existing directors.

Settling this year is unlikely, which means this will culminate in a vote at our annual shareholders meeting that is set for May 11. Shareholders will have to vote for one slate or the other. To share a little more color, our Kohl’s Board is highly qualified with extensive experience in retail and consumer-facing industries, including many current or former CEOs. I am confident that they are the right Board to continue to lead our team and oversee our strategy. In contrast, the activists’ nominees lack experience, with 6 of their 10 never having served on a public company Board .

And so between now and May 11, there’s going to be a fair amount of news and activity that plays out both publicly and privately. If you own stock in Kohl’s, you will continue to receive several letters from both Kohl’s and Macellum over the next few weeks.

Here’s how it will work…Kohl’s will send out letters with a BLUE card and our Board members and Macellum will send out a WHITE card with their candidates. To support our Board members, you should vote on the Kohl’s BLUE card for our 13 Directors. Even though you’ll have multiple opportunities to vote, only your last vote counts. At our Shareholders meeting, all votes will be tallied and the top 13 people with the top votes will be elected to our Board.

I am extremely confident that the current Kohl’s Board is the right board to guide our company forward. They have been instrumental in supporting our strategy and the record results we posted last year. Thank you for taking the time to vote.

Now let me transition to the second topic— regarding the expressions of interest to buy Kohl’s…

The Board has a major responsibility. Simply put, they are elected by our shareholders to represent our shareholders – so when an opportunity emerges that could return significant value back to shareholders, they have to take a serious look. And that is what has been happening over the last couple of months – we’ve had interested parties who want to consider buying Kohl’s.

You’ve seen several messages from Kohl’s that our Board is taking this very seriously -– that is the fiduciary job of the Board. They must evaluate any idea that drives shareholder value. The Board is evaluating ideas all the time, and often they are generated by us, the Kohl’s team. But they can come from anywhere including from our shareholders. This one just happens to be in a very public forum given what’s happening around the activist campaign.

Let me give you a little more background on this situation…

As we’ve had some expressions of interest to buy the company, the board has tapped the Finance Committee of the Board, and they have hired one of the most respected financial advisors in the world, Goldman Sachs, to help us drive this process –– and collectively, they are doing a very thorough job.

They’re evaluating what has come to us and they have done proactive outreach – all in the spirit of making sure that if this is the path that Kohl’s should go down, that we are maximizing the way we go about it. They’ve engaged with over 25 parties and we’ve now moved onto the next phase where we’ve asked selected bidders to further refine their offers and to secure financing. They are doing a lot of diligence and homework, and we have provided access to thousands of documents and lots of data to help facilitate this process–– all of which is a very normal part of vetting.

But let me be clear –– this does not necessarily mean we are selling the company, and no decisions have been made at this time. The board is doing its job in representing our shareholders to evaluate alternatives and other options – and all of those explorations are being held up against the current strategy that we’re executing. The plan we’re executing is very powerful and it will deliver substantial value to our shareholders – so that’s a high bar that the board is looking at when evaluating these alternatives.

So in the course of a few minutes, this may seem like a lot to take in and there are many moving parts. That’s because there are! Importantly we are surrounded by a strong board and world-class advisors to help us navigate this time.

What’s most important for you is to continue to do the great work you do everyday, which is to drive our business, take care of our customers and take care of each other. We work for an amazing company, and I am grateful to work with all of you as we build an exciting future together.

Thank you for all you do each and every day.

THE FOLLOWING EMAIL WAS SENT BY JASON KELROY TO CERTAIN ASSOCIATES ON APRIL 13, 2022:

April 13, 2022

Dear Team,

By now those of you who are Kohl’s shareholders should have received the first two of several mailings from Kohl’s requesting your vote in the Board of Directors’ election at our Annual Meeting of Shareholders in May. I am writing to alert you that, depending on how many accounts you have and how you own shares, you may need to vote two different BLUE proxy cards to support the Company’s slate of director nominees. Using myself as an example, I received a paper mailing at my house and an electronic notification from Fidelity, both containing Kohl’s BLUE proxy card. I realized that I had to vote each BLUE proxy card because they contained separate control numbers, meaning they represented shares covered in separate accounts.

You may also receive multiple BLUE proxy cards. Depending on how you have set your preferences with Fidelity, they may have been delivered to you in paper, electronically, or both. If the BLUE proxy cards contain separate control numbers, you will need to vote both to have all of your shares voted at the meeting in support of the Company’s slate of director nominees. If you have any doubt about whether all of your shares have been voted, it is okay just to vote again — your votes will only be counted once.

I hope we will have your support for the Company’s slate of director nominees. I encourage you to discard any materials received from Macellum. If you inadvertently vote using Macellum’s white voting card, you will have an opportunity to change your vote by using the Company’s BLUE voting card.

If you have any questions about how to vote the BLUE proxy card or whether all of your shares have been voted, please do not hesitate to call the toll-free number of our proxy solicitor, Innisfree: 1-877-687-1874. Thank you all for your continued hard work and dedication.

Sincerely,

Jason Kelroy

General Counsel & Corporate Secretary

This email was sent to all managers and above.

The information in this email is for internal use and is the property of Kohl’s, Inc.